News Release
EXHIBIT 99.1
SM ENERGY ANNOUNCES THE APPOINTMENT OF ANITA M. POWERS
TO THE COMPANY’S BOARD OF DIRECTORS

DENVER, CO – November 24, 2021 - SM Energy Company (NYSE: SM) today announces that Anita M. Powers has been appointed to serve as a director of the Company. Ms. Powers will serve as an independent director and as a member of the Audit Committee and the Compensation Committee of the Board of Directors.

Bill Sullivan, Chairman of the Board, comments, "Anita’s background and experience will provide valuable expertise to the SM Energy Board. She brings more than 35 years of industry experience in the geosciences along with specific knowledge of the Permian Basin. We welcome Anita and look forward to her insight and counsel."

Ms. Powers retired from Occidental Petroleum Corporation in 2016, where she served as the Executive Vice President of Worldwide Exploration for Occidental Oil and Gas Corporation and Vice President of Occidental Petroleum Corporation, roles that she held since 2007. Ms. Powers previously served as a director of California Resources Corporation from 2017 to 2020 and has served as a member of EQT Corporation’s board of directors since 2018.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507